Exhibit 10.2
Ally Financial Inc.

ALLY FINANCIAL INC.
INCENTIVE COMPENSATION PLAN
(amended and restated effective as of May 2, 2017)

SECTION 1.    Purpose. The purpose of the Ally Financial Inc. Incentive Compensation Plan (the “Plan”) is to motivate and reward those Participants who are expected to contribute significantly to the success of Ally Financial Inc. (the “Company”) and its Affiliates and to further the best interests of the Company and its shareholders.
SECTION 2.    Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

(A)
“Affiliate” means (i) any entity that owns or controls, is owned or controlled by, or is under common control with, the Company and (ii) any entity in which the Company, directly or indirectly, has a significant equity interest; in each case as determined by the Committee.

(B)	“Award” means any Option, SAR, Restricted Stock, RSU, Performance Award or Other Stock-Based Award granted under the Plan (including any Replacement Award).

(C)	“Award Agreement” means any agreement, contract or other instrument or document evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant.

(D)
“Beneficiary” means a person entitled to receive payments or other benefits or exercise rights that are available under the Plan in the event of the Participant’s death. If no such person is named by a Participant, or if no Beneficiary designated by the Participant is eligible to receive payments or other benefits or exercise rights that are available under the Plan at the Participant’s death, such Participant’s Beneficiary shall be such Participant’s estate.

(E)	“Board” means the board of directors of the Company.

(F)
“Business Unit” means a single business or product line or related group of businesses or product lines of the Company that, in the ordinary course of the Company’s business, managerial and financial reporting are considered and managed as a division.

(G)
“Cause” means, with respect to any Participant, “cause” as defined in any employment agreement between such Participant and the Company or an Affiliate, if any, or if not so defined, except as otherwise provided in such Participant’s Award Agreement, such Participant’s:

(i)	conviction for a felony or misdemeanor involving moral turpitude;

(ii)	failure to perform any material responsibility of the leadership position, unless due to death or Disability;

(iii)	a course of conduct, which would tend to hold the Company or any of its Affiliates in disrepute or scandal, as determined by the Board in its sole discretion;

(iv)	failure to follow lawful directions of the Board;

(v)	any material breach of fiduciary duty to the Company;

(vi)	gross negligence in the performance or nonperformance of duties to the Company or an Affiliate;

(vii)	willful misconduct in the performance or nonperformance of duties to the Company or an Affiliate;

(viii)	failure to comply with a material policy of the Company or an Affiliate;

(ix)	any act of fraud, theft, or dishonesty;

(x)	breach of any restrictive covenants set forth in Section 13; or

(xi)	failure to promptly repay any Award payment that is determined to be owed to the Company pursuant to Section 14(h) below.

(H)	“Change in Control” means the occurrence of any one or more of the following events:

(i)
any “person” (as defined in Section 13(d) of the Exchange Act), other than an employee benefit plan or trust maintained by the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 30% of the combined voting power of the Company’s outstanding securities entitled to vote generally in the election of directors;

(ii)
at any time during a period of 30 consecutive months, individuals who at the beginning of such period constituted the Board and any new member of the Board whose election or nomination for election was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was so approved, cease for any reason to constitute a majority of members of the Board; provided that, notwithstanding the foregoing, no such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 or Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or “person” other than the Board shall in any event be considered to be a director in office at the beginning of such period; or

(iii)
the consummation of (A) a merger, consolidation, or reorganization of the Company or any of its subsidiaries with any other corporation or entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or, if applicable, the ultimate parent thereof) at least a majority of the combined voting power and total fair market value of the securities of the Company or such surviving entity or parent outstanding immediately after such merger or consolidation, (B) any sale, lease, exchange or other transfer to any “person” (other than an affiliate of the Company) of assets of the Company and/or any of its subsidiaries, in one transaction or a series of related transactions, having a total gross fair market value that is greater than 50% of the total gross fair market value of the Company and its subsidiaries immediately prior to such transaction(s) or (C) the liquidation or dissolution of the Company.

(I)	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules, regulations and guidance thereunder.

(J)
“Committee” means the Compensation, Nominating and Governance Committee of the Board or such other committee as may be designated by the Board to administer the Plan, or if no committee is designated, the Board.

(K)
“Competitive Activity” means an activity that is in direct competition with the Company or any of its Affiliates in any of the states within the United States, or countries within the world, in which the Company or any of its Affiliates conducts business with respect to a business in which the Company or any of its Affiliates engaged or was preparing to engage during employment and on the date of the Termination of Service.

(L)	“Covered Employee” means an individual who, for a given fiscal year, (i) is either a “covered employee” or expected by the Committee to be a “covered employee,” in each case within the meaning of Section 162(m)(3) of the Code or (ii) is designated by the Committee by not later than 90 days following the start of such year (or such other time as may be required or permitted by Section 162(m) of the Code) as an individual whose compensation for such fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code.

(M)	“Disability” means, with respect to any Participant, except as may otherwise be provided in such Participant’s Award Agreement:

(i)
a long-term disability that entitles the Participant to disability income payments under any long-term disability plan or policy provided by the Company under which the Participant is covered, as such plan or policy is then in effect; or

(ii)
if such Participant is not covered under a long-term disability plan or policy provided by the Company at such time for whatever reason, then the term “Disability” means disability within the meaning of Treasury Reg. Sec. 1.409A-3(i)(4).

(N)
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Exchange Act shall include any successor provision thereto.

(O)
“Fair Market Value” means (i) with respect to a Share, the closing price of a Share on the date in question (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) on the principal stock market or exchange on which the Shares are quoted or traded, or if Shares are not so quoted or traded, the fair market value of a Share as determined by the Committee, and (ii) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

(P)
“Incentive Stock Option” means an option representing the right to purchase Shares from the Company, granted in accordance with the provisions of Section 6, which meets the requirements of Section 422 of the Code.

(Q)	“Non-Qualified Stock Option” means an option representing the right to purchase Shares from the Company, granted in accordance with the provisions of Section 6, that is not an Incentive Stock Option.

(R)	“Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

(S)	“Other Stock-Based Award” means an Award granted in accordance with the provisions of Section 10.

(T)	“Participant” means the recipient of an Award granted under the Plan.

(U)	“Performance Award” means an Award granted in accordance with the provisions of Section 9.

(V)
“Performance Period” means the period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are measured.

(W)	“Performance Plan” means the Ally Financial Inc. Executive Performance Plan, as amended from time to time.

(X)	“Qualifying Termination” means a Termination of Service as a result of any of the following:

(i)
Elimination of Participant’s current position, termination associated with the reduction in the total number of employees in the same department performing the same or similar job as Participant, or termination associated with a restructuring of different departments which results in a reduction in the total number of employees, including Participant, in the affected departments;

(ii)	Substantial change in current duties for which the Participant no longer qualifies;

(iii)	Substantial change in Participant’s current duties which results in a twenty percent (20%) or more reduction in salary; or

(iv)
Declining a geographic transfer of the Participant’s current position in connection with the elimination of the Participant’s current position to a new position at a location more than 50 miles from the location of Participant’s current position, regardless of whether the Participant was offered reimbursement of relocation expenses.

(Y)
“Replacement Award” means an Award granted in assumption of, or in substitution for, an outstanding award previously granted by a company or other business acquired by the Company or an Affiliate with which the Company or an Affiliate, directly or indirectly, combines.

(Z)
“Retirement” means, except as may otherwise be provided in such Participant’s Award Agreement, Termination of Service other than for Cause following attainment of (i) age 55, and the total of age and years of service to the Company and its Affiliates equals or exceeds 70, or (ii) age 65.

(AA)	“Restricted Stock” means any Share granted in accordance with the provisions of Section 8.

(AB)
“RSU” means a contractual right, granted in accordance with the provisions of Section 8, that is denominated in Shares. Each RSU represents a right to receive the value of one Share. Awards of RSUs may include the right to receive dividend equivalents.

(AC)	“Sale of a (or such) Business Unit” means whether effected directly or indirectly, or in one transaction or a series of transactions:

(i)
any merger, consolidation, reorganization or other business combination pursuant to which a Business Unit and an acquirer and/or all or a substantial portion of their respective business operations are combined in a manner that results in a “change in control” of the Business Unit (utilizing the criteria described in Section 2(h)(i) or (iii) but substituting Business Unit for Company); or

(ii)
the sale, transfer or other disposition of all or substantially all of the assets of the Business Unit or the capital stock of the subsidiaries of the Company comprising the Business Unit by way of negotiated purchase, tender or exchange offer, option, leveraged buyout, joint venture over which the Company does not exercise voting control or otherwise.

(AD)
“SAR” means any right, granted in accordance with the provisions of Section 7, to receive upon exercise by a Participant or settlement the excess of (i) the Fair Market Value of one Share on the date of exercise or settlement over (ii) the exercise or hurdle price of the right on the date of grant, or if granted in connection with an Option, on the date of grant of the Option.

(AE)	“Section 162(m) Compensation” means “qualified performance-based compensation,” within the meaning of Section 162(m) of the Code.

(AF)	“Shares” means shares of the Company’s common stock.

(AG)
“Termination of Service” means, in the case of a Participant who is an employee of the Company or an Affiliate, cessation of the employment relationship such that the Participant is no longer an employee of the Company or Affiliate, or, in the case of a Participant who is an independent contractor or other service provider, the date the performance of services for the

Company or an Affiliate has ended; provided, however, that in the case of an employee, the transfer of employment from the Company to an Affiliate, from an Affiliate to the Company, from one Affiliate to another Affiliate or, unless the Committee determines otherwise, the cessation of employee status but the continuation of the performance of services for the Company or an Affiliate as a director of the Board or an independent contractor shall not be deemed a cessation of service that would constitute a Termination of Service. Notwithstanding the foregoing, with respect to any Award subject to Section 409A of the Code (and not exempt therefrom), a Termination of Service occurs when a Participant experiences a “separation of service” (as such term is defined under Section 409A of the Code).
SECTION 3.    Eligibility.

(A)	Any employee of the Company or any Affiliate is eligible to be selected to receive an Award under the Plan.

(B)
Holders of options and other types of awards granted by a company or other business that is acquired by the Company or with which the Company combines are eligible for grants of Replacement Awards under the Plan.

SECTION 4.    Administration.

(A)
The Plan shall be administered by the Committee. To the extent necessary to comply with applicable regulatory regimes, any action by the Committee shall require the approval of Committee members who are (i) independent, within the meaning of and to the extent required by applicable rulings and interpretations of the principal stock market or exchange on which the Shares are quoted or traded; (ii) each a non-employee director within the meaning of Rule 16b-3 under the Exchange Act; and (iii)    each an outside director within the meaning of Section 162(m) of the Code. The Board may designate one or more directors as a subcommittee who may act for the Committee if necessary to satisfy the requirements of this Section. To the extent permitted by applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations, the Committee may delegate to one or more members of the Committee or officers of the Company (including any subcommittee of the Committee or committee of officers) the authority to grant Awards, including off- cycle, new hire, promotion or retention Awards, except that such delegation shall not be applicable to any Award for a person then covered by Section 16 of the Exchange Act or any Award that is intended to qualify as Section 162(m) Compensation. The Committee may establish rules for the administration of the Plan.

(B)
Subject to the terms of the Plan and applicable law, the Committee (or its delegate) shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards (including Replacement Awards) to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) Awards; (iv) determine whether, to what extent and under what circumstances Awards may be settled or exercised in cash, Shares, other Awards, other property, net settlement, or any combination thereof, or canceled, forfeited or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (v) determine whether, to what extent and under what circumstances cash, Shares, other Awards, other property and other amounts payable with respect to Awards under the Plan shall be deferred either automatically or at the election of the holder thereof or the Committee in a manner consistent with Section 409A of the Code; (vi) determine the other terms and conditions of any Award; (vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend or waive such rules and procedures as it shall deem appropriate for the proper administration of the Plan; (ix) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (x) appoint such agents, trustees, brokers, depositories and advisors and determine such terms of their engagement as it shall deem appropriate for the proper administration of the Plan and due compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards or administer the Plan. In any such case, the Board shall have all of the authority and responsibility granted to the Committee herein, provided that, for any Award intended to qualify as Section 162(m) Compensation, such Award shall be approved by a committee of the Board comprised solely of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(C)
All decisions of the Committee shall be final, conclusive and binding upon all parties or entities, including the Company, its shareholders, any Affiliate, and Participants, Beneficiaries and any person claiming any benefit or right under an Award or under the Plan.

SECTION 5.    Shares Available for Awards.

(A)
Subject to adjustment as provided in Section 5(d), the maximum number of Shares available for issuance under the Plan shall not exceed 30,430,588 Shares in the aggregate. Such maximum number shall not take into account any Shares relating to Replacement Awards.

(B)	Subject to adjustment as provided in Section 5(d), no Participant may be granted in any single fiscal year:

(i)	Options and SARs that relate to more than 2,000,000 Shares;

(ii)
(A) Performance Awards denominated in Shares (other than Performance Awards granted in the form of Options or SARs) which could result in delivery to the Participant of more than 1,000,000 Shares under the operation of the applicable performance goal or formula and (B) Performance Awards denominated in cash which could result in a payout to the Participant of more than $10,000,000 under the operation of the applicable performance goal or formula.

Notwithstanding the foregoing, (1) the limitations set forth above in this Section 5(b) shall not apply to such Awards to the extent such Awards are granted (x) in settlement of an award qualifying as Section 162(m) Compensation pursuant to the Performance Plan or (y) as Replacement Awards, (2) if the Committee determines to settle an Award specified in Section 5(b)(ii)(A) in cash, the maximum aggregate amount of cash that may be paid pursuant to such Awards in a fiscal year shall be equal to the per share Fair Market Value as of the relevant payment or settlement date multiplied by the number of Shares eligible for settlement under such Award; and (3) each of the limits set forth in Sections 5(b)(i)-(ii) shall be multiplied by two for Awards granted to a Participant in the year employment or service with the Company or any of its Affiliates commences. The maximum number of Shares available for issuance under Incentive Stock Options shall be 30,430,588.

(C)
If any Award is forfeited, expires, terminates, otherwise lapses or is settled for cash, in whole or in part, without the delivery of Shares, then the Shares covered by such forfeited, expired, terminated, lapsed or cash-settled Award shall again be available for grant under the Plan. In the event that withholding tax liabilities arising from an Award other than an Option or SAR are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, the Shares so tendered or withheld shall be added to the Shares available for Awards under the Plan. For the avoidance of doubt, the following will not again become available for issuance under the Plan: (i) any Shares withheld in respect of taxes upon settlement of an Option or SAR, (ii) any Shares tendered or withheld to pay the exercise price of Options, (iii) any Shares subject to a SAR that are not issued in connection with its stock settlement on exercise thereof, and (iv) any Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options.

(D)
In the event that the Committee determines that, as a result of any special or extraordinary dividend or distribution (whether in the form of cash, Shares or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, separation, rights offering, split-up, spin-off or other sale of one or more entities or assets, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, issuance of Shares pursuant to the anti-dilution provisions of securities of the Company, or other similar corporate transaction or event affecting the Shares, or as a result of changes in applicable law, stock market or exchange rules or accounting or tax rules, an adjustment is necessary or appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, subject to compliance with Section 409A of the Code and other applicable law, adjust equitably so as to ensure no undue enrichment or harm, (including by payment of cash) any or all of:

(i)
the number and type of Shares (or other securities) or the amount of cash which thereafter may be made the subject of Awards, including the aggregate and individual limits specified in Section 5(a) and Section 5(b), respectively;

(ii)	the number and type of Shares (or other securities) subject to outstanding Awards (including, as necessary or appropriate, any applicable performance targets or criteria with respect thereto); and

(iii)
the grant, purchase, exercise or hurdle price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, however, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

(E)	Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or Shares acquired by the Company.
SECTION 6.    Options. The Committee is authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(A)
The exercise price per Share under an Option shall be determined by the Committee; provided, however, that, except in the case of Replacement Awards, such exercise price shall not be less than the Fair Market Value of a Share on the date of grant of such Option.

(B)
The term of each Option shall be fixed by the Committee but shall not exceed 10 years from the date of grant of such Option. Other than for Incentive Stock Options, if the Option would expire when trading in Shares is prohibited by law or the Company’s insider trading policy, the term shall extend to 30 days subsequent to the termination of the prohibition.

(C)	The Committee shall determine the time or times at which an Option may be exercised in whole or in part.

(D)
The Committee shall determine the method or methods by which, and the form or forms, including cash, Shares, other Awards, other property, net settlement, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price, in which payment of the exercise price with respect thereto may be made or satisfied.

(E)	The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code.

(F)	No grant of Options may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on such Options.

SECTION 7.    Stock Appreciation Rights. The Committee is authorized to grant SARs to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine.

(A)
SARs may be granted under the Plan to Participants either alone (“freestanding”) or in addition to other Awards granted under the Plan (“tandem”) and may, but need not, relate to a specific Option granted under Section 6.

(B)
The exercise or hurdle price per Share under a SAR shall be determined by the Committee; provided, however, that, except in the case of Replacement Awards, such exercise or hurdle price shall not be less than the Fair Market Value of a Share on the date of grant of such SAR (or if granted in connection with an Option, on the date of grant of such Option).

(C)
The term of each SAR shall be fixed by the Committee but shall not exceed 10 years from the date of grant of such SAR. If the SAR would expire when trading in Shares is prohibited by law or the Company’s insider trading policy, the term shall extend to 30 days subsequent to the termination of the prohibition.

(D)	The Committee shall determine the time or times at which a SAR may be exercised or settled in whole or in part.

(E)
The Committee shall determine the method or methods by which, and the form or forms, including cash, Shares, other Awards, other property, net settlement, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price, in which payment of the amount owing upon exercise or settlement of an SAR may be made or satisfied.

(F)	No grant of SARs may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on such SARs.
SECTION 8.    Restricted Stock and RSUs. The Committee is authorized to grant Awards of Restricted Stock and RSUs to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine.

(A)
Shares of Restricted Stock and RSUs shall be subject to such restrictions as the Committee may impose (including any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend, dividend equivalent or other right), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate. Without limiting the generality of the foregoing, if the Award relates to Shares on which dividends are declared during the period that the Award is outstanding, the Award shall not provide for the payment of such dividend (or a dividend equivalent) to the Participant prior to the time at which such Award, or applicable portion thereof, becomes nonforfeitable.

(B)
Any share of Restricted Stock granted under the Plan may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of shares of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock.

(C)
At the discretion of the Committee, any Restricted Stock or RSU may be designed as a Performance Award and shall be subject only to Section 9. If and to the extent that the Committee intends that an Award granted under this Section 8 shall qualify as Section 162(m) Compensation, such Award must be structured in accordance with the requirements of Section 9, including the performance criteria set forth therein and the Award limitations set forth in Section 5(b), and any such Award shall be considered a Performance Award for purposes of the Plan.

(D)
The Committee may provide in an Award Agreement that an Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Section 83(b) of the Code.

(E)
The Committee may determine the form or forms (including cash, Shares, other Awards, other property or any combination thereof) in which payment of the amount owing upon settlement of any RSU may be made.

SECTION 9.    Performance Awards. The Committee is authorized to grant Performance Awards to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(A)
Performance Awards may be denominated as a cash amount, number of Shares or a combination thereof and are Awards which may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions. Subject to the terms of the Plan, the performance goals to be achieved during any Performance Period, the length of any Performance Period, the amount of any Performance Award granted and the amount of any payment or transfer to be made pursuant to any Performance Award shall be determined by the Committee. If the Performance Award relates to Shares on which dividends are declared prior to vesting, the Performance Award shall not provide for the payment of such dividend (or dividend equivalent) to the Participant prior to the time at which such Performance Award, or applicable portion thereof, is vested.

(B)
If the Committee intends that a Performance Award qualify as Section 162(m) Compensation, for purposes of, and pursuant to, this Plan, such Performance Award shall include one or more pre-established, objective performance goals, such that payment, retention or vesting of the Award is subject to the achievement during a Performance Period or Performance Periods, as determined by the Committee, of a level or levels of, or increases or decreases or the maintenance of the status quo, in each case as determined by the Committee, one or more of the following performance measures with respect to the Company, its Affiliates, or its Business Units: overhead costs, general and administration expense, market price of a Share, cash flow, reserve value, net asset value, book value, earnings, net income, operating income, cash from operations, revenue growth, margin, EBITDA (earnings before interest, taxes, depreciation and amortization), net capital employed, return on assets, stockholder return, reserve replacement, return on equity, return on capital employed, production, assets, unit volume, sales, market share, or strategic business criteria consisting of one or more objectives based on meeting specified goals relating to acquisitions or divestitures, as consistently applied by the Company where applicable. Performance criteria may be measured on an absolute (e.g., plan or budget) or relative basis, may be established on a corporate-wide basis or with respect to one or more business units, divisions, subsidiaries or business segments and may be based on a ratio or separate calculation of any performance criteria. Relative performance may be measured against a group of peer companies, a financial market index, one or more of the performance goals themselves, a previous period’s results or other acceptable objective and quantifiable data or other information. Performance criteria that are financial metrics may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or may be based on, or able to be derived from GAAP (including core or operating metrics), and may be adjusted when established (or to the extent permitted under Section 162(m) of the Code, at any time thereafter) to include or exclude any items otherwise includable or excludable under GAAP. If the Committee determines that a change in the business, operations, structure (including capital structure) of the Company, or the manner in which the Company conducts its business, or other events or circumstances render the performance objectives unsuitable, the Committee may modify the performance objectives, the related minimum acceptable level of achievement or the length of the Performance Period, in each case in whole or in part, as the Committee deems appropriate and equitable; provided that in the case of an Award held by a Covered Employee and intended to qualify as Section 162(m) Compensation, such modifications may be made only to the extent the Award will continue to qualify as Section 162(m) Compensation following such modifications. Performance measures may vary from Performance Award to Performance Award, and from Participant to Participant, and may be established on a stand-alone basis, in tandem or in the alternative. The Committee shall have the power to impose such other restrictions on Awards subject to this Section 9(b) as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for Section 162(m) Compensation. The Committee may exclude from performance criteria the impact of designated items, including items such as: (i) acquisitions, divestitures, restructurings and discontinued operations (including exit or disposal of a business); (ii) expenses or charges relating to the Company’s share repurchases; (iii) any expense, charge or benefit relating to the establishment, acquisition, improvement, leasing, lease termination or disposition of any Company properties, offices or locations; (iv) extraordinary items, and other unusual or infrequently occurring charges or events; (v) asset write-downs (including adjustments to the value of assets and partial and complete write-offs); (vi) any reorganization or change in the corporate structure or capital structure of the Company (including the creation or expensing of reserves for debt-related issues, the issuance of new securities, the insolvency of any business line or other capital events); (vii) foreign exchange gains and losses; (viii) business interruption events; (ix) unbudgeted capital expenditures; (x) unrealized investment gains and losses; (xi) impairments, including impairment or disposal of long-lived assets or the impairment of goodwill and other intangible assets; (xii) the impact of changes in fair value of long-term and short-term borrowings resulting from fluctuations in the Company’s credit spreads and charges relating to pre-payment or other early retirement of borrowings; (xiii) litigation or regulatory costs or settlements and any accruals or reserves relating to litigation or regulatory matters; (xiv) expenses paid in advance or in arears; (xv) tax expenses, assets and benefits; (xvi) amortization and depreciation accruals and expenses; (xvii) specified expense items (including, without limitation, non-core expenses, compensation-related expenses, employee reduction expenses, business curtailment expenses, sales and marketing expenses or technology development and implementation expenses); (xviii) specified revenue items (including, without limitation, non-core revenues or extraordinary revenue items); and (xix) changes in laws, regulatory guidance, or accounting principles or methods.

(C)
Settlement of Performance Awards shall be in cash, Shares, other Awards, other property, net settlement or any combination thereof, in the discretion of the Committee. Performance Awards will be settled only after the end of the relevant Performance Period. The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with a Performance Award but may not exercise discretion to increase any amount payable to a Covered Employee in respect of a Performance Award intended to qualify as Section 162(m) Compensation.

SECTION 10.    Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of Shares, including convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, Awards with value and payment contingent upon performance of the Company or Business Units or any other factors designated by the Committee, and Awards (including unrestricted Shares) in settlement of awards granted under the Performance Plan. The Committee shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 10 shall be purchased for such consideration and paid for at such times, by such methods and in such forms, including cash, Shares, other Awards, other property, net settlement or any combination thereof, as the Committee shall determine, provided that the purchase price therefor shall not be less than the Fair Market Value of such Shares on the date of grant of such right. Without limiting the generality of the foregoing, if the Award relates to Shares on which dividends are declared during the period that the Award is outstanding, the Award shall not provide for the payment of such dividend (or a dividend equivalent) to the Participant prior to the time at which such Award, or applicable portion thereof, becomes nonforfeitable.
SECTION 11.    Effect of Termination of Service.
Except as may otherwise specifically be provided in an Award Agreement, Awards granted hereunder shall be subject to the following provisions in the event a Participant incurs a Termination of Service while such Awards are outstanding and prior to the settlement thereof.

(A)	If a Participant incurs a Termination of Service as a result of his death or Disability:

(i)	all unvested Awards shall become vested and nonforfeitable as of the date of such Termination of Service;

(ii)	any such Awards that are Performance Awards for which the applicable performance period has not elapsed, shall vest at the target level of performance;

(iii)	Awards other than SARs and Options shall be settled within 75 days of becoming nonforfeitable; and

(iv)	Options and SARs shall become immediately exercisable as of the date of the Termination of Service and remain outstanding until the first anniversary of the date of such Termination of Service.

(B)	Notwithstanding any other provision of the Plan or any Award Agreement, if a Participant incurs a Termination of Service by the Company for Cause, all Awards shall be immediately cancelled.

(C)
If (A) a Participant’s Termination of Service is by reason of Retirement, (B) in the case of a Participant employed by a Business Unit, a Participant’s Termination of Service is by reason of a Sale of such Business Unit, or (C) a Participant who is employed primarily in connection with a Business Unit but incurs a Termination of Service without Cause by the Company or a Qualifying Termination solely as a result of a Sale of such Business Unit (as determined by the Committee) during the 24-month period immediately following the Sale of such Business Unit:

(i)	all unvested Awards shall become vested and nonforfeitable on the date of such Termination of Service;

(ii)	Awards other than Options and SARs shall be settled in accordance with their terms (including all applicable restrictive covenants); and

(iii)	Any vested Options and SARs shall become immediately exercisable as of the date of the Termination of Service and shall remain outstanding until the earlier of (x) the expiration of such Options or SARs and (y) the first anniversary of the date of such Termination of Service.
Notwithstanding the foregoing, any Award held by a Covered Employee and intended to qualify as Section 162(m) Compensation shall be paid only if applicable performance conditions are satisfied.

(D)	If a Participant incurs a Termination of Service by the Company without Cause or otherwise as a result of a Qualifying Termination in circumstances that are not covered by Section 11(c):

(i)	all unvested Awards, other than those portions of any Award scheduled to become nonforfeitable within the 12 months following the date of Termination of Service, shall be forfeited;

(ii)	Awards and portions thereof not forfeited in accordance with Section 11(d)(i) above shall become vested and nonforfeitable on the date of the Termination of Service;

(iii)	Awards other than Options and SARs shall be settled in accordance with their terms (including all applicable restrictive covenants); and

(iv)
Options and SARs shall become immediately exercisable as of the date of the Termination of Service and shall remain outstanding until the earlier of (x) the expiration of such Options or SARs and (y) the first anniversary of the date of such Termination of Service.

Notwithstanding the foregoing, any Award held by a Covered Employee and intended to qualify as Section 162(m) Compensation shall be paid only if applicable performance conditions are satisfied.

(E)	If a Participant’s Termination of Service is not described in Sections 11(a)-(d), all unvested Awards shall be forfeited upon Termination of Service.
SECTION 12.    Effect of Change in Control on Awards.
Notwithstanding the treatment of Awards provided in Section 11, in the event of a Change in Control, unless otherwise specifically provided in an Award Agreement:

(i)	outstanding Options and SARs shall be treated as described in subsection (a) below;

(ii)	outstanding Restricted Stock and RSUs and Other Stock-Based Awards which are not Performance Awards shall be treated as described in subsection (b) below; and

(iii)	outstanding Performance Awards will be treated as described in subsection (c) below.

(A)
(i) If in connection with the Change in Control, any outstanding Option or SAR is not continued in effect or converted into an option to purchase or right with respect to stock of the Company or the survivor or successor (or its parent) in a manner that complies with Sections 424 and 409A of the Code, such outstanding Option(s) and SAR(s) shall fully vest and become nonforfeitable and exercisable (in a manner consistent with the terms of the Award) upon such Change in Control; provided that (x) Options and SARs that are “in-the-money” as of the date of such Change in Control may be cancelled in exchange for payment of the applicable intrinsic value of such Options and SARs in the form of cash, Shares or other property (or a combination thereof) and (y) Options and SARs that are “out-of-the-money” as of the date of such Change in Control may be cancelled without the payment of any consideration to the Participant.

(ii) If outstanding Options or SARs are continued or converted as described in Section 12(a)(i), then in the event of the Participant’s Termination of Service (x) by the Company or the survivor or successor (or its parent) without Cause or (y) due to a Qualifying Termination, in each case, within the 24-month period immediately following the Change in Control, such Options and SARs shall fully vest and become nonforfeitable and exercisable upon such Termination of Service and shall remain outstanding until the earlier of the expiration of such Options or SARs or the last day of the one-year period immediately following the date of such Termination of Service.

(B)
(i) If in connection with the Change in Control, any outstanding Restricted Stock, RSU, or Other Stock-Based Award is not continued in effect or converted into restricted stock or restricted stock units with respect to the stock of the Company or the survivor or successor (or its parent), such outstanding Restricted Stock, RSU and Other Stock-Based Award shall fully vest, and become nonforfeitable, upon such Change in Control.

(ii) If any outstanding Restricted Stock, RSU or Other Stock-Based Award is continued or converted as described in Section 12(b)(i), then, in the event of the Participant’s Termination of Service (x) by the Company or the survivor or successor (or its parent) without Cause or (y) due to a Qualifying Termination, in each case, within the 24-month period immediately following the Change in Control, such Restricted Stock, RSUs and Other Stock-Based Awards shall fully vest and become nonforfeitable upon such Termination of Service.

(C)
Upon a Change in Control, outstanding Performance Awards will be converted into time-based restricted stock, restricted stock units or a cash award having a value. The (i) number of Shares underlying any such time-based restricted stock or restricted stock unit awards and (ii) value of any such cash awards, as applicable, will be determined (x) based on actual performance of the applicable performance goals as of the date of such Change in Control if the Change in Control occurs more than halfway through the Performance Period and performance is measurable at such time (as determined in the discretion of the Committee) or (y) assuming the applicable performance goals were achieved at target, if the Change in Control occurs within the first half of the Performance Period or performance is not measurable at such time (as determined in the discretion of the Committee). The restricted stock, restricted stock units or cash award (as applicable) shall vest and be settled in accordance with Section 12(b).

(D)
For an Award to be validly continued or converted by the Company, survivor, or successor (or its parent) for purposes of this Section 12, the continued or converted award must: (i) provide the Participant with rights and entitlements substantially equivalent to or better than the rights and entitlements, applicable under the corresponding Award, including identical or better exercise or vesting schedules; (ii) have substantially equivalent value to the corresponding Award (determined in the discretion of the Committee at the time of the Change in Control); and (iii) if the corresponding Award is denominated in Shares, the continued or converted award must be denominated in equity securities that are traded on an established U.S. securities market, or an established securities market outside the United States upon which the Participants could readily trade such equity securities without administrative burdens or complexities (as determined by the Committee in its discretion).

(E)
This Section 12(e) shall apply if a Participant would be entitled to amounts under the Plan which, together with any other payments or benefits to such Participant, would constitute a “parachute payment” as defined in Section 280G of the Code. Notwithstanding any provision of this Plan or any Award, payments in respect of any Award will be reduced (after first reducing any cash payment, excluding any cash payment with respect to the acceleration of any Award, that is otherwise payable to the Participant and exempt from Section 409A of the Code and then reducing any other payments or benefits otherwise payable to the Participant on a pro rata basis or in such other manner that complies with Section 409A of the Code) if and to the extent that such reduction would result in a greater “Net After-Tax Amount,” as hereinafter defined, than such Participant would be entitled to in the absence of such reduction. For purposes hereof, “Net After-Tax Amount” shall mean the net amount of all amounts to which such Participant is entitled that would or could constitute a “parachute payment,” after giving effect to all taxes applicable to such payments, including any tax under Section 4999 of the Code. The determination of whether and how any such payment reduction shall be effected shall be made by a nationally recognized accounting firm acceptable to the Participant and the Committee.
SECTION 13.    Restrictive Covenants.
Except to the extent the provisions of any Award Agreement specifically provide to the contrary, by accepting an Award hereunder, the Participant agrees to abide by the following covenants. Each Participant further agrees, by acceptance of an Award, that the breach of any such covenant will entitle the Company to cancel the Award without consideration, recoup the Award, or recover any amount previously paid or benefit realized upon exercise or settlement thereof.

(A)
At all times that any Award is outstanding, and for a period of 24 months after the Termination of Service, Participant shall not at any time, directly or indirectly, whether on behalf of himself or herself or any other person or entity (i) solicit any client or customer of the Company or any Affiliate with respect to a Competitive Activity; provided, however, that a subsidiary, division, segment, unit, etc., of the Participant’s subsequent employer(s) being in direct competition with the Company or any Affiliate shall not constitute a Competitive Activity so long as the Participant has no direct or indirect responsibility or involvement in such subsidiary, division, segment, unit, etc., or (ii) solicit or employ any employee of the Company or any Affiliate, or any person who was an employee of the Company or any Affiliate during the 60-day period immediately prior to the Participant’s Termination of Service, for the purpose or with the effect of causing such employee to terminate his or her employment with the Company or such Affiliate.

(B)
Participant shall not disclose to anyone or make use of any trade secret or proprietary or confidential information of the Company or any of its Affiliates, including such trade secret or proprietary or confidential information of any customer or client or other entity to which the Company owes an obligation not to disclose such information, which he or she acquires during his or her employment with the Company and its Affiliates, including records kept in the ordinary course of business, except:

(i)	as such disclosure or use may be required or appropriate in connection with his or her work as an employee of the Company; or

(ii)	when required to do so by a court or other governmental authority with apparent jurisdiction to order him or her to divulge, disclose or make accessible such information; or

(iii)	as to such confidential information that become generally known to the public or trade without his or her violation of this covenant;

(iv)
to the Participant’s spouse, attorney, or his or her personal tax and financial advisors as reasonably necessary or appropriate to advance the Participant’s tax, financial and other personal planning (each an “Exempt Person”), provided, however, that any disclosure or use of any trade secret or proprietary or confidential information of the Company by an Exempt Person shall be deemed to be a breach of this Section 13(b) by the Participant.

Notwithstanding anything contained herein, (i) nothing in this Plan or any Award Agreement limits any Participant’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”), the Financial Industry Regulatory Authority (“FINRA”) or any other federal, state or local governmental agency or commission (“Government Agency”) regarding possible legal violations, without disclosure to the Company, (ii) the Company may not retaliate against any Participant for any of these foregoing activities, (iii) nothing in this Plan or any Award Agreement requires any Participant to waive any monetary award or other payment that such Participant might become entitled to from the SEC, FINRA or any other Government Agency, and (iv) nothing in this Plan or any Award Agreement precludes any Participant from filing a charge of discrimination with the Equal Employment Opportunity Commission or a like charge or complaint with a state or local fair employment practice agency; provided, however, no Participant shall be entitled to receive a monetary award or any other form of personal relief from the Company in connection with any such charge or complaint that such Participant files or that is filed on such Participant’s behalf.

(C)
Participant shall not make any statements or express any views that disparage the business reputation or goodwill of the Company or any of its Affiliates, investors, shareholders, officers, or employees.

(D)
If a Participant violates or threatens to violate any provisions of this Section 13, the Company shall not have an adequate remedy at law. Accordingly, the Company shall be entitled to such equitable and injunctive relief, without the posting of a bond, as may be available to restrain the Participant and any business, firm, partnership, individual, corporation or entity participating in the breach or threatened breach from the violation of the provisions of this Section 13. Nothing in the Plan shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for breach or threatened breach of this Section 13, including the recovery of damages. If the Company is successful in enforcing its rights under this provision, the affected Participant shall reimburse the Company for its legal fees and costs associated with such enforcement action.

SECTION 14.    General Provisions Applicable to Awards.

(A)	Awards shall be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.

(B)
Awards may, in the discretion of the Committee, be granted either alone or in addition to or in tandem with any other Award or any award granted under any other plan of the Company. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(C)
Subject to the terms of the Plan, payments or transfers to be made by the Company upon the grant, exercise or settlement of an Award may be made in the form of cash, Shares, other Awards, other property, net settlement, or any combination thereof, as determined by the Committee in its discretion, and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of dividend equivalents in respect of installment or deferred payments. Any such payment shall comply with Section 409A of the Code and any similar tax rules.

(D)
Except as may specifically be permitted by the Committee or as specifically provided in an Award Agreement, (i) no Award and no right under any Award shall be assignable, alienable, saleable or transferable by a Participant otherwise than by will or pursuant to Section 14(e) and (ii) during a Participant’s lifetime, each Award, and each right under any Award, shall be exercisable only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative, provided, however, that the Committee shall not permit, and an Award Agreement shall not provide for, any outstanding Award to be transferred or transferable to a third party for value or consideration without the approval of shareholders. The provisions of this Section 14(d) shall not apply to any Award to the extent exercised or settled, as the case may be, and shall not preclude forfeiture, recoupment of recovery of an Award in accordance with the terms thereof.

(E)
A Participant may designate a Beneficiary or change a previous Beneficiary designation at such times prescribed by the Committee by using forms and following procedures approved or accepted by the Committee for that purpose.

(F)
All certificates for Shares and/or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock market or exchange upon which such Shares or other securities are then quoted, traded or listed, and any applicable securities and other laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(G)
Notwithstanding anything to the contrary, except as provided in Section 5(d) or in connection with a Change in Control, the Committee shall not without the approval of the Company’s shareholders (i) reduce the exercise price per Share of an Option or SAR after it is granted or take any other action that would be treated as a repricing of such Award under the rules of the principal U.S. stock market on which the Company’s Shares are traded, or (ii) cancel an Option or SAR when the exercise price per Share exceeds the Fair Market Value in exchange for cash or another Award.

(H)
Despite any other provision of the Plan, the Committee shall have full authority to implement any policies and procedures necessary to comply with and otherwise to cause the Company’s compliance with Section 10D of the Exchange Act, Section 956 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, any rules promulgated under those statues and any other regulatory regimes. Notwithstanding anything to the contrary contained herein, any Awards granted under the Plan (including any amounts or benefits arising from such Awards) shall be subject to any clawback, recovery or recoupment arrangements or policies the Company has in place from time to time, and the Committee may, to the extent permitted by applicable law, stock market or exchange rules and regulations, accounting or tax rules and regulations, or any applicable Company policy or arrangement, and shall, to the extent required, cancel, recoup, recover or require reimbursement of any Awards granted to the Participant or any Shares issued or cash or other property received upon vesting, exercise or settlement of any such Awards or sale of Shares or other property underlying such Awards.

SECTION 15.    Amendments and Termination.

(A)
Except to the extent prohibited by applicable law or otherwise expressly provided in an Award Agreement or in the Plan, the Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time as the Board shall deem advisable; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) shareholder approval, if such approval is required by applicable law, or any other requirement or restriction imposed by applicable law, or the rules or regulations of the stock market or exchange, if any, on which the Shares are principally quoted or traded or (ii) subject to Section 5(d) and Section 12, the consent of the affected Participant, if such action would materially adversely affect the rights of such Participant under any outstanding Award, except (x) to the extent any such amendment, alteration, suspension, discontinuance or termination is made to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations or (y) to impose any “clawback” recovery or recoupment provisions on any Awards (including any amounts or benefits arising from such Awards) in accordance with Section 14(h). Notwithstanding anything to the contrary in the Plan, the Committee may amend the Plan in such manner as may be necessary to enable the Plan to achieve its stated purposes in any jurisdiction in a tax efficient manner and in compliance with local rules and regulations.

(B)
The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate any Award theretofore granted, prospectively or retroactively, without the consent of any relevant Participant or holder or Beneficiary of an

Award; provided, however, that, subject to Section 5(d) and Section 12, no such action shall materially adversely affect the rights of any affected Participant or holder or Beneficiary under any Award theretofore granted under the Plan, except (x) to the extent any such action is made to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations or (y) to impose any “clawback” or recoupment provisions on any Awards (including any amounts or benefits arising from such Awards) in accordance with Section 14(h); provided further, that the Committee’s authority under this Section 15(b) is limited in the case of Awards that are intended to qualify as Section 162(m) Compensation, as provided in Section 9.

(C)
Except as provided in Section 9, the Committee shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of events (including the events described in Section 5(d)) affecting the Company, or the financial statements of the Company, or of changes in applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

SECTION 16.    Miscellaneous.

(A)
No employee, Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of employees, Participants or holders or Beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. Any Award granted under the Plan shall be a one-time Award that does not constitute a promise of future grants. The Company, in its sole discretion, maintains the right to make available future grants under the Plan.

(B)
Nothing in the Plan nor the grant of an Award shall be construed as conferring upon any Participant the right to be retained in the employ of, or to continue to provide services to, the Company or any Affiliate. Further, the Company or the applicable Affiliate may at any time dismiss a Participant (or demote a Participant or exclude a Participant from future Awards under the Plan), free from liability, or any claim under the Plan, unless otherwise expressly provided in the Plan, in the Award Agreement or by the Committee.

(C)
Nothing contained in the Plan shall prevent the Board or the Company from adopting or continuing in effect other or additional compensation arrangements, subject to shareholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.

(D)
The Company or an Affiliate shall be authorized to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other Awards, other property, net settlement, or any combination thereof) of applicable withholding taxes due in respect of an Award, its exercise or settlement or any payment or transfer under such Award or under the Plan and to take such other action (including providing for elective payment of such amounts in cash or Shares by the Participant) as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. Share withholding from an Award will be at the minimum statutory rate or, if determined by the Committee in its discretion, at such other rate, to the extent withholding at such other rate would not result in liability classification of such Award (or any portion thereof) pursuant to FASB ASC Subtopic 718-10.

(E)
If any provision of the Plan or any Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in whole or in part in any jurisdiction, or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award Agreement, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award Agreement shall remain in full force and effect.

(F)
The Plan is intended to constitute an “unfunded” plan and neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(G)
No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(H)
Awards may be granted to Participants who are foreign nationals or employed or providing services outside the United States, or both, on such terms and conditions different from those applicable to Awards to Participants who are employed or providing services in the United States as may, in the judgment of the Committee, be necessary or desirable to recognize differences in local law or accounting or tax rule, regulation or policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Participants on assignments outside their home country.

(I)
As used in the Plan, (i) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation” and (ii) reference to the “Code” or any other law includes any successor provisions or amendments thereto.

SECTION 17.    Effective Date of the Plan. The Plan originally became effective as of March 3, 2014. The Plan, as amended herein, is effective as of May 2, 2017, subject to approval by the Company’s shareholders. Awards granted prior to May 2, 2017, shall remain subject to the terms of the Plan in effect prior to May 2, 2017.
SECTION 18.    Term of the Plan. No Award shall be granted under the Plan after the earliest to occur of (i) May 2, 2027, (ii) the date of exhaustion of Shares available for issuance under the Plan have been issued or (iii) the date of the termination of the Plan in accordance with Section 15(a) or otherwise. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award, or to waive any conditions or rights under any such Award, and all other authority of the Committee or the Board in connection with the Plan, shall extend beyond such date.
SECTION 19.    Regulatory Matters.

(A)
With respect to Awards subject to Section 409A of the Code, the Plan and the applicable Award Agreements are intended to comply with the requirements of Section 409A of the Code, and the provisions of the Plan and any Award Agreement shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition shall be interpreted and deemed amended so as to avoid this conflict. Notwithstanding anything in the Plan to the contrary, if the Board considers a Participant to be a “specified employee” under Section 409A of the Code at the time of such Participant’s “separation from service” (as defined in Section 409A of the Code), and any amount hereunder is “deferred compensation” subject to Section 409A of the Code, any distribution of such amount that otherwise would be made to such Participant with respect to an Award as a result of such “separation from service” shall not be made until the date that is six months after such “separation from service,” except to the extent that earlier distribution would not result in such Participant’s incurring interest or additional tax under Section 409A of the Code. If an Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Participant’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if an Award includes “dividend equivalents” (within the meaning of Section 1.409A- 3(e) of the Treasury Regulations), the Participant’s right to such dividend equivalents shall be treated separately from the right to other amounts under the Award. Notwithstanding the foregoing, the tax treatment of the benefits provided under the Plan or any Award Agreement is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by any Participant on account of non-compliance with Section 409A of the Code.

(B)
Awards hereunder may be subject to the requirements of any federal, State or other statute, regulation or other law that may govern executive compensation and apply to the Company. Notwithstanding any provision of Section 15 to the contrary, the Company shall have the right to change this Plan or any Award, or interpret their respective provisions, so as to comply with such requirements.

SECTION 20.    Data Privacy. By participating in the Plan, the Participant consents to the holding and processing of personal information provided by or for the Participant, any holder or any Beneficiary to the Company or any Affiliate, trustee or third-party service provider, for all purposes relating to the operation of the Plan. These include, but are not limited to:

(i)	administering and maintaining Participant, holder or Beneficiary records;

(ii)	providing information to the Company, Affiliates, trustees of any employee benefit trust, registrars, brokers or third-party administrators of the Plan;

(iii)	providing information to future purchasers or merger partners of the Company or any Affiliate, or the business in which the Participant works; and

(iv)
transferring information about the Participant, holder or Beneficiary to any country or territory that may not provide the same protection for the information as the Participant’s, holder’s or Beneficiary’s home country.

SECTION 21.    Governing Law. The Plan, each Award Agreement and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware, without application of the conflicts of law principles thereof.